Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Results

Whippany, New Jersey, May 7, 2020 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 28, 2020.

Net income for the second quarter of fiscal 2020 was $77.4 million, or $1.24 per Common Unit, compared to net income of $121.0 million, or $1.96 per Common Unit, in the prior year second quarter. Adjusted EBITDA (as defined and reconciled below) amounted to $130.6 million for the second quarter of fiscal 2020, compared to $163.0 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “First and foremost, our hearts go out to those that have lost loved ones, or are suffering as a result of the unprecedented health crisis that has plagued our entire nation, and to the frontline health care workers and first responders that are working tirelessly to help save lives.  At Suburban Propane, we have adapted our business practices to help keep our employees, customers and local communities safe and healthy.  We pride ourselves on continuing to support our customers and local communities throughout this extraordinary crisis, and we are committed to continue meeting the essential needs of our fellow citizens and businesses in the future.  In fact, we are proud that our employees have been called upon to support federal, state and local authorities by providing vital temporary heat and power generation for makeshift testing tents, hospital sites, shelters and food distribution centers throughout our operating territory.”

Mr. Stivala continued, “As for our results for the second quarter of fiscal 2020, record warm temperatures during this year’s heating season had an adverse effect on customer demand.  Nonetheless, we are proud of the way our operating personnel managed through the challenging environment -- maintaining their focus on our high standards for safety and exceptional customer service, effectively managing costs, and executing on our customer base growth and retention initiatives.  Despite the weather-driven earnings shortfall, the fundamentals of our business remain strong.  Like so many other companies, we have been and will continue to evaluate the potential implications on customer demand, particularly in the commercial and industrial segments of our business, from the uncertainty surrounding the widespread slowdown of the economy due to COVID-19.  In particular, we are assessing earnings sensitivities, manpower planning, cash requirements and access to liquidity under multiple demand scenarios as we progress through the remainder of fiscal 2020 and plan for a new heating season.  This may also include re-evaluating the level of the quarterly distribution to strengthen our balance sheet, manage our cash requirements and ensure adequate liquidity to fund working capital and continue investing in our long-term growth initiatives.”

Retail propane gallons sold in the second quarter of fiscal 2020 were 145.1 million gallons, 12.2% lower than the prior year second quarter.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the second quarter of fiscal 2020 were 16% warmer than normal, and 13% warmer than the prior year second quarter.  Unseasonably warm temperatures started at the end of the fiscal 2020 first quarter, with average temperatures in the month of December 2019 that were 10% warmer than normal and, when combined with the second quarter, average temperatures during the most critical months for heat-related demand were 14% warmer than normal  --  on par with the warmest temperatures on record.

Revenues in the second quarter of fiscal 2020 of $401.1 million decreased $103.3 million, or 20.5%, compared to the prior year second quarter, primarily due to lower volumes sold, coupled with lower retail selling prices associated with lower wholesale product costs.  Average posted propane prices (basis Mont Belvieu, Texas) were 44.3% lower than the prior year second quarter.  Cost of products sold for the second quarter of fiscal 2020 of $150.1 million decreased $51.4 million, or 25.5%, compared to the prior year, primarily due to lower volumes sold and lower wholesale product costs.  Cost of products sold included a $4.7 million unrealized non-cash loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to an $8.5 million unrealized non-cash gain in the prior year second quarter.  These unrealized gains and losses were excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $124.0 million decreased $6.1 million, or 4.7%, compared to the prior year second quarter, primarily due to lower volume-related variable operating costs and lower variable compensation.

As previously announced on April 23, 2020, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.60 per Common Unit for the three months ended March 28, 2020.  On an annualized basis, this distribution rate equates to $2.40 per Common Unit.  The distribution is payable on May 12, 2020 to Common Unitholders of record as of May 5, 2020.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to our networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2019 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 28, 2020 and March 30, 2019

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Revenues
Propane	$347,686	$433,056	$633,111	$754,416
Fuel oil and refined fuels	31,502	41,598	57,393	70,507
Natural gas and electricity	10,198	17,596	18,919	31,000
All other	11,669	12,127	25,510	25,558
	401,055	504,377	734,933	881,481

Costs and expenses
Cost of products sold	150,118	201,522	268,718	384,107
Operating	110,588	108,154	217,464	207,563
General and administrative	13,436	21,988	32,710	38,493
Depreciation and amortization	29,288	30,623	58,562	60,694
	303,430	362,287	577,454	690,857

Operating income	97,625	142,090	157,479	190,624
Loss on debt extinguishment	109	—	109	—
Interest expense, net	19,176	19,647	38,248	39,135
Other, net	979	1,175	1,957	2,351

Income before provision for (benefit from) income taxes	77,361	121,268	117,165	149,138
Provision for (benefit from) income taxes	—	252	(359)	403

Net income	$77,361	$121,016	$117,524	$148,735

Net income per Common Unit - basic	$1.24	$1.96	$1.89	$2.41
Weighted average number of Common Units outstanding - basic	62,325	61,776	62,239	61,711

Net income per Common Unit - diluted	$1.23	$1.94	$1.88	$2.39
Weighted average number of Common Units outstanding - diluted	62,668	62,225	62,578	62,128

Supplemental Information:
EBITDA (a)	$125,825	$171,538	$213,975	$248,967
Adjusted EBITDA (a)	$130,648	$163,017	$216,022	$256,357
Retail gallons sold:
Propane	145,098	165,241	266,249	289,294
Refined fuels	10,120	13,240	18,557	22,376
Capital expenditures:
Maintenance	$3,515	$4,455	$7,900	$7,456
Growth	$3,930	$4,392	$12,584	$9,096

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Net income	$77,361	$121,016	$117,524	$148,735
Add:
Provision for (benefit from) income taxes	—	252	(359)	403
Interest expense, net	19,176	19,647	38,248	39,135
Depreciation and amortization	29,288	30,623	58,562	60,694
EBITDA	125,825	171,538	213,975	248,967
Unrealized non-cash losses (gains) on changes in fair value of derivatives	4,714	(8,521)	1,938	7,390
Loss on debt extinguishment	109	—	109	—
Adjusted EBITDA	$130,648	$163,017	$216,022	$256,357

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.